Exhibit 99.1

CONTACTS:	Dennis M. Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS STRONG RESULTS ON CONTINUED SALES GROWTH IN

SECOND QUARTER OF 2018

•	Q2 2018 Sales of $66.1 million, up 25.6% from Q2 2017

•	Q2 2018 Net Income increases to $4.0 million, or $0.50 per diluted share, versus $1.2 million, or $0.17 per diluted share, in Q2 2017

•	EBITDA reaches $11.2 million in Q2 2018, up 54.6% from Q2 2017

•	Quarter-End Backlog of $104.2 million, up 64.2% versus Q2 2017 and up 15.1% sequentially

BRIDGEVILLE, PA, July 25, 2018 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales of $66.1 million for the second quarter of 2018, an increase of 25.6% from $52.6 million in the second quarter of 2017, and up 3.7% from $63.7 million in the 2018 first quarter. All end markets contributed to the year-over-year growth, with the exception of power generation. Aerospace remained the Company’s largest end market, reaching 60.9% of total Company sales. Second quarter aerospace sales totaled $40.2 million, up 38.7% from the second quarter of 2017.

Sales of premium alloys in the second quarter of 2018 increased 77.7% to a record $12.0 million and represented 18.2% of sales, compared with $6.8 million, or 12.9% of sales, in the second quarter of 2017. In the first quarter of 2018, premium alloy sales totaled $11.8 million, or 18.6% of sales.

For the first six months of 2018, sales increased 27.9% to $129.8 million from $101.5 million in the same period of 2017. Sales of premium alloys increased 89.5% to $23.9 million, or 18.4% of sales, from $12.6 million, or 12.4% of sales, in the first half of 2017.

The Company’s gross margin for the second quarter of 2018 increased to $11.7 million, or 17.7% of sales, from $7.2 million, or 13.6% of sales, in the second quarter of 2017, and $9.3 million, or 14.5% of sales, in the 2018 first quarter.

Selling, general and administrative expenses were $5.8 million, or 8.8% of sales, for the second quarter of 2018, compared with $4.5 million, or 8.6% of sales, in the second quarter of 2017, and $5.2 million, or 8.2% of sales, in the first quarter of 2018. The increase was due to higher employee incentive compensation expense.

Other income for the second quarter of 2018 totaled $0.6 million and included $0.7 million related to a favorable legal settlement.

Net income for the second quarter of 2018 increased to $4.0 million, or $0.50 per diluted share, and included other income of $0.5 million, net of tax, or $0.06 per diluted share, as a result of a favorable legal settlement. Additionally, 2018 second quarter diluted shares outstanding increased to 8.1 million, reflecting the Company’s recent equity offering.

The Company’s 2018 second quarter net income of $4.0 million, or $0.50 per diluted share, compares with net income of $1.2 million, or $0.17 per diluted share, in the second quarter of 2017, and net income of $2.1 million, or $0.28 per diluted share in the first quarter of 2018. First quarter 2018 diluted shares outstanding totaled 7.5 million, and second quarter 2017 diluted shares outstanding totaled 7.4 million.

The Company successfully completed an underwritten equity offering in June 2018, issuing 1.4 million shares, including shares issued upon the underwriter’s full exercise of its option to purchase additional shares. Proceeds, net of underwriting discount and other offering fees and expenses, totaled $32.3 million.

For the first six months of 2018, net income was $6.2 million, or $0.79 per diluted share, versus breakeven in the first six months of 2017.

The Company’s EBITDA for the second quarter of 2018 was $11.2 million, an increase of 54.6% from the second quarter of 2017, and an increase of 27.6% from the first quarter of 2018.

Managed working capital totaled $125.5 million at June 30, 2018, in line with the end of the 2018 first quarter and included accounts receivable of $35.8 million and inventory of $125.6 million, continuing to reflect strong markets and increased business activity.

Backlog (before surcharges) at June 30, 2018 was $104.2 million, an increase of 15.1% from March 31, 2018, and 64.2% higher than the 2017 second quarter.

The Company’s total debt at June 30, 2018 was $57.1 million, compared with $99.9 million at the end of the first quarter of 2018. The decrease in total debt was due primarily to the application of the equity offering net proceeds to the Company’s revolving credit facility.

Capital expenditures for the second quarter of 2018 totaled $4.2 million compared to $1.7 million in the second quarter of 2017 and $2.5 million for the first quarter of 2018. The increase in capital expenditures was driven by the Company’s mid-size bar cell project at its Dunkirk, NY facility, which is expected to be completed in the fourth quarter. Once completed, benefits related to this project are expected to include both cost and inventory reductions, as well as quality and cycle time improvements.

The Company’s tax rate for the six months ended June 30, 2018 was 23.7% and included approximately $0.3 million of discrete tax expense items, primarily related to the expiration of fully vested stock options. Excluding the discrete tax items, the underlying annual effective tax rate was 19.6%.

Chairman, President and CEO Dennis Oates commented: “Continued favorable market conditions, strong volume including record premium alloy sales, along with better price realization and cost absorption, drove our second quarter performance. Gross margin as a percent of sales reached 17.7%, the highest level since the first quarter of 2012, while the EBITDA margin increased to 17.0% of sales. We also made important strides in strengthening our financial structure with the successful equity offering in June, giving us important flexibility to pursue our growth strategy and respond to robust market conditions.”

Mr. Oates continued, “We have entered the third quarter on very strong footing. Backlog of over $100 million is the highest in six years and bookings remain at record levels. These factors point to sequential growth in the third quarter, which historically is a seasonally slower period, as well as support our positive outlook for the remainder of the year.”

Webcast

The Company has scheduled a conference call for today, July 25, 2018, at 10:00 a.m. (Eastern) to discuss second quarter 2018 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 6576879. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2018.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales
Stainless steel	$47,691	$37,157	$90,630	$72,190
High-strength low alloy steel	4,888	3,418	10,090	7,590
Tool steel	8,766	8,665	18,407	15,722
High-temperature alloy steel	2,931	2,901	7,478	4,877
Conversion services and other sales	1,795	466	3,203	1,103

Total net sales	66,071	52,607	129,808	101,482

Cost of products sold	54,376	45,441	108,841	90,071

Gross margin	11,695	7,166	20,967	11,411

Selling, general and administrative expenses	5,849	4,499	11,056	9,228

Operating income (loss)	5,846	2,667	9,911	2,183

Interest expense	1,197	1,020	2,339	1,959
Deferred financing amortization	71	64	135	128
Other (income) expense, net	(599)	(14)	(642)	(20)

Income (loss) before income taxes	5,177	1,597	8,079	116

Provision (benefit) for income taxes	1,139	369	1,916	107

Net income (loss)	$4,038	$1,228	$6,163	$9

Net income (loss) per common share - Basic	$0.52	$0.17	$0.82	$0.00

Net income (loss) per common share - Diluted	$0.50	$0.17	$0.79	$0.00

Weighted average shares of common stock outstanding
Basic	7,817,628	7,219,423	7,541,332	7,217,943
Diluted	8,076,108	7,360,137	7,784,403	7,333,106

MARKET SEGMENT INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales
Service centers	$44,743	$37,382	$89,262	$70,111
Original equipment manufacturers	5,769	4,756	10,251	8,878
Rerollers	8,293	5,259	16,658	11,812
Forgers	5,471	4,744	10,434	9,578
Conversion services and other sales	1,795	466	3,203	1,103

Total net sales	$66,071	$52,607	$129,808	$101,482

Tons shipped	11,139	10,090	22,296	20,421

MELT TYPE INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales
Specialty alloys	$52,244	$45,371	$102,728	$87,776
Premium alloys *	12,032	6,770	23,877	12,603
Conversion services and other sales	1,795	466	3,203	1,103

Total net sales	$66,071	$52,607	$129,808	$101,482

END MARKET INFORMATION **

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales
Aerospace	$40,205	$28,995	$76,440	$55,687
Power generation	2,334	4,774	4,623	9,008
Oil & gas	7,826	4,814	16,285	9,703
Heavy equipment	9,048	8,948	19,083	16,633
General industrial, conversion services and other sales	6,658	5,076	13,377	10,451

Total net sales	$66,071	$52,607	$129,808	$101,482

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
Assets
Cash	$263	$207
Accounts receivable, net	35,812	24,990
Inventory, net	125,615	116,663
Other current assets	4,165	4,404

Total current assets	165,855	146,264
Property, plant and equipment, net	173,227	174,444
Other long-term assets	6,656	523

Total assets	$345,738	$321,231

Liabilities and Stockholders’ Equity
Accounts payable	$35,885	$34,898
Accrued employment costs	5,891	4,075
Current portion of long-term debt	6,742	4,707
Other current liabilities	1,233	1,268

Total current liabilities	49,751	44,948
Long-term debt, net	50,386	75,006
Deferred income taxes	11,520	9,605
Other long-term liabilities, net	2,841	4

Total liabilities	114,498	129,563
Stockholders’ equity	231,240	191,668

Total liabilities and stockholders’ equity	$345,738	$321,231

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Six months ended
	June 30,
	2018	2017
Operating activities:
Net income (loss)	$6,163	$9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,613	9,365
Deferred income tax	1,885	(16)
Share-based compensation expense	678	971
Changes in assets and liabilities:
Accounts receivable, net	(10,822)	(9,614)
Inventory, net	(10,084)	(9,798)
Accounts payable	643	8,655
Accrued employment costs	1,891	(550)
Income taxes	(29)	117
Other, net	267	(752)

Net cash provided by (used in) operating activities	205	(1,613)
Investing activity:
Capital expenditures	(6,647)	(3,068)

Net cash (used in) investing activity	(6,647)	(3,068)
Financing activities:
Borrowings under revolving credit facility	264,889	158,180
Payments on revolving credit facility	(283,346)	(150,830)
Proceeds under New Markets Tax Credit financing	2,835	—
Payments on term loan facility, capital leases, and notes	(3,567)	(2,751)
Payment of deferred financing costs	(695)	—
Proceed from public offering, net of cash expenses	32,253	—
Proceeds from the common stock exercised	262	104

Net cash provided by financing activities	12,631	4,703

Net increase in cash and restricted cash	6,189	22
Cash and restricted cash at beginning of period	207	75

Cash and restricted cash at end of period	$6,396	$97

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$4,038	$1,228	$6,163	$9
Interest expense	1,197	1,020	2,339	1,959
Provision (Benefit) for income taxes	1,139	369	1,916	107
Depreciation and amortization	4,857	4,648	9,613	9,365

EBITDA	11,231	7,265	20,031	11,440
Share-based compensation expense	352	437	678	971

Adjusted EBITDA	$11,583	$7,702	$20,709	$12,411